Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

GERMANTOWN, MD, May 13, 2024 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended March 31, 2024.

Recent Highlights & Accomplishments:

•	Generated revenue of $5.1 million in the first quarter of 2024, representing growth of 22% compared to the prior year period

•	Announced integration of Eversense® CGM and the Eversense Remote Patient Monitoring (RPM) solution within St. Louis-based Mercy health care system, a major healthcare provider serving three million patients annually, including 30,000 potential CGM users. The collaboration aims to enhance patient outcomes and reduce healthcare costs for users and is being designed as a model to aid health systems in managing large at-risk populations effectively and economically

•	Received iCGM (integrated CGM) designation for the Eversense System from the U.S, Food and Drug Administration, making Eversense the first fully implantable continuous glucose monitoring system that can now be integrated with insulin pumps as part of an automated insulin delivery system

•	Filed a 510(k) submission with the FDA for the next generation Eversense 365-day system for iCGM designation

“It has been a very productive start to the year for Senseonics as we continue to expand the features of Eversense to benefit more people with diabetes. The Eversense platform now sits in its strongest position ever, following receipt of the iCGM designation, the filing of our next-generation 365-day system with the FDA, and the announcements of our Eversense RPM and collaboration with Mercy,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We are proud Eversense was chosen by one of the largest and most innovative health systems in the country to monitor risk and proactively treat both their type 1 and type 2 patients. Integrating the longest-lasting CGM into a diabetes population management program, we are confident that Eversense can help improve patient outcomes and lower the cost of care for the thousands of patients in the Mercy system who could benefit from CGM.”

First Quarter 2024 Results:

Total revenue for the first quarter of 2024 was $5.1 million compared to $4.1 million for the first quarter of 2023. U.S. revenue was $3.7 million in the first quarter of 2024 compared to $2.1 million in the prior year period, and revenue outside the U.S. was $1.4 million in the first quarter of 2024 compared to $2.0 million in the prior year period.

First quarter 2024 gross profit of $0.3 million decreased from $0.4 million for the first quarter of 2023. The decrease in gross margin was primarily driven by an increase in fixed manufacturing costs compared to the prior year quarter.

First quarter 2024 sales and marketing and general and administrative expenses increased by $0.4 million year-over-year, to $8.1 million. The increase was primarily driven by costs related to marketing initiatives.

First quarter 2024 research and development expenses decreased by $2.0 million year-over-year, to $10.4 million. The decrease was primarily due to the completion of the ENHANCE pivotal trial.

Net loss was $18.9 million, or $0.03 per share, in the first quarter of 2024 compared to net income of $1.3 million, or $0.00 per share, in the first quarter of 2023. Net income decreased by $20.2 million due to the accounting for embedded derivatives, fair value adjustments and the exchange of a portion of the 2025 notes.

First Half 2024 Financial Outlook

Senseonics continues to expect first half of 2024 global net revenue to be $10 million, representing growth of approximately 16% compared to the first half of 2023.

The Company plans to provide its full year financial outlook at an investor event to be scheduled during the upcoming American Diabetes Association Scientific Sessions on June 21-24, 2024 in Orlando, Florida.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, May 13, 2024, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics' website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 7182212 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the "Investor Relations" section

A replay of the call can be accessed on Senseonics' website http://www.senseonics.com under "Investor Relations."

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under "First Half 2024 Financial Outlook," statements regarding the integration of the Eversense CGM and the Eversense RPM solution within the Mercy health care system, the adoption or growth of Eversense, and the potential to enhance patient outcomes and reduce healthcare costs, statements regarding Senseonics’ product pipeline, expected regulatory approvals and timing of the potential commercial launch of the 365-day product, statements regarding strengthening the Eversense® brand, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the execution of the independent business unit of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms with new partners and other third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and a new RPM solution, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics' Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and Senseonics' other filings with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,544	$75,709
Restricted cash	316	—
Short term investments, net	8,169	33,747
Accounts receivable, net	1,001	808
Accounts receivable, net - related parties	2,750	3,724
Inventory, net	7,963	8,776
Prepaid expenses and other current assets	7,434	7,266
Total current assets	118,177	130,030

Deposits and other assets	6,903	7,006
Property and equipment, net	1,436	1,184
Total assets	$126,516	$138,220
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$675	$4,568
Accrued expenses and other current liabilities	10,034	11,744
Accrued expenses and other current liabilities, related parties	1,071	945
Note payable, current portion, net	17,937	—
Derivative liability, current portion	102	—
Total current liabilities	29,819	17,257

Long-term debt and notes payables, net	33,965	41,195
Derivative liabilities	—	102
Other liabilities	6,114	6,214
Total liabilities	69,898	64,768

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares and 12,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023	37,656	37,656
Total temporary equity	37,656	37,656

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of March 31, 2024 and December 31, 2023; 530,817,549 shares and 530,364,237 shares issued and outstanding as of March 31, 2024 and December 31, 2023	530	530
Additional paid-in capital	906,569	904,535
Accumulated other comprehensive loss	(2)	(11)
Accumulated deficit	(888,135)	(869,258)
Total stockholders’ equity	18,962	35,796
Total liabilities and stockholders’ equity	$126,516	$138,220

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2024	2023
Revenue, net	$589	$313
Revenue, net - related parties	4,458	3,824
Total revenue	5,047	4,137
Cost of sales	4,712	3,723
Gross profit	335	414

Expenses:
Research and development expenses	10,438	12,405
Selling, general and administrative expenses	8,129	7,718
Operating loss	(18,232)	(19,709)
Other (expense) income, net:
Interest income	1,384	1,108
Exchange related gain, net	—	18,776
Interest expense	(2,047)	(4,652)
Gain on change in fair value of derivatives	—	5,778
Other income	18	23
Total other (expense) income, net	(645)	21,033

Net (Loss) Income	(18,877)	1,324
Other comprehensive income
Unrealized gain on marketable securities	9	458
Total other comprehensive gain	9	458
Total comprehensive (loss) income	$(18,868)	$1,782

Basic net (loss) income per common share	$(0.03)	$0.00
Basic weighted-average shares outstanding	614,588,546	497,473,222

Diluted net (loss) per common share	$(0.03)	$0.00
Diluted weighted-average shares outstanding	614,588,546	540,532,813